UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 3, 2014

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Technology Drive
San Jose, CA 95110
(Address of principal executive offices, including zip code)

(408) 441-0311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2014, Atmel Corporation (“Atmel”) entered into a definitive agreement to acquire Newport Media, Inc. (“NMI”), pursuant to an Agreement and Plan of Merger, dated as of July 3, 2014, by and among Atmel, Marina MCU Acquisition Corporation, NMI and Shareholder Representative Services LLC as representative (the “Merger Agreement”).

Under the terms of the Merger Agreement, Atmel will acquire NMI for $140 million in cash, subject to working capital and other adjustments, plus an additional earn-out of up to $30 million to be paid subject to achievement of future revenue thresholds over two years.

The Merger Agreement contains customary representations, warranties and covenants by Atmel and NMI. The representations and warranties of each party have been made solely for the benefit of the other parties to the Merger Agreement and may not be relied upon by any other persons (except to the extent expressly provided by the terms of the Merger Agreement). In addition, the representations and warranties (i) have been qualified by a disclosure schedule that the parties have delivered in connection with the execution of the Merger Agreement, (ii) are subject to materiality standards set forth in, and established by, the Merger Agreement, which may differ from materiality standards used in other contexts or by other persons and (iii) were made as of specific dates. Representations and warranties may be used for diligence purposes, to allocate risk among parties or to determine whether closing conditions have been satisfied or require waiver. Information regarding a party may also change after the date on which the representations and warranties were made. As a result, reference solely to the representations and warranties of a party outside the context of the disclosure schedules, and without reference to, or knowledge of, other qualifications or limitations set forth in the Merger Agreement, should not necessarily be considered a statement of fact, current or prospective, about that party. A portion of the aggregate consideration will be held in escrow to secure the indemnification obligations of the NMI security holders, including indemnification obligations related to the breach of representations, warranties and covenants contained in the Merger Agreement. The closing of the transaction is subject to customary closing conditions, including regulatory approvals in the U.S., and is expected to occur during the third quarter of 2014.

Either Atmel or NMI may terminate the Merger Agreement if the closing has not occurred on or prior to December 31, 2014, or such other date as is agreed by the parties, and in certain other circumstances including the failure to obtain required regulatory approvals.

Atmel expects to fund the transaction with available cash on hand and borrowings under its existing credit facility.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to Atmel’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2014.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 7, 2014, titled “Atmel to Acquire Newport Media - Strengthening its Leadership Position in the IoT Market.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation

July 9, 2014	By:	/s/ Steve Skaggs
Steve Skaggs
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 7, 2014, titled “Atmel to Acquire Newport Media - Strengthening its Leadership Position in the IoT Market.”